Exhibit 99.1

FDCTech Provides Updates on the Definitive Agreement for the Acquisition of Alchemy Group Companies and Direct Investment

The Company updated the Acquisition Date to November 30, 2023, for full ownership of Alchemy Prime Ltd. (Alchemy UK) and the remaining 49.90% stake in Alchemy Markets Ltd. (Alchemy Malta) for Series B Preferred Stock, valued at $1.41 per share.

The Company will receive $2,500,000 in direct investment from Alchemy Prime Holdings Shareholder for Series A Preferred Stock, valued at $1.00 per share.

The Company will receive $5,500,000 in direct investment from Alchemy Prime Holdings Shareholder for Common Stock valued at $0.11 per share.

Irvine, CA: December 07, 2023, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech-driven company specializing in buying and integrating small to mid-size legacy financial services companies, today announced that the Company’s Directors have approved the shareholders’ actions (“Actions”) from holders of approximately 89.01% of the 333,584,729 shares of Company stock issued and outstanding.

The Board of Directors of the Company approved and authorized the Actions, which include the following:

●	Amended Acquisition Date: The acquisition or definitive agreement date is November 30, 2023.

●	Series B Preferred Stock Issuance – Alchemy UK: To acquire 100% of Alchemy Prime Limited (Alchemy UK), the Company will issue 966,379 Series B Preferred Stock, valued at $1.41 per share based on its net financial assets as of June 30, 2022, per audited financial statements.

●	Series B Preferred Stock Issuance – Alchemy Malta: For the remaining 49.90% stake in Alchemy Market Limited (Alchemy Malta), the Company will issue 833,621 Series B Preferred Stock, valued at $1.41 per share based on its net financial assets as of November 30, 2022, per audited financial statements.

●	Series A Preferred Investment: Alchemy Prime Holdings shareholders will provide the Company $2,500,000 in direct investment for Series A preferred shares, valued at $1.00 per share, totaling 2,500,000 shares.

●	Common Stock Investment: The Company will secure $5,500,000 in direct investment from Alchemy Prime Holdings Shareholder for Common Stock valued at $0.11 per share, totaling 50 million shares, a significant premium to the current market price.

●	Streamlining Margin Brokerage Business: In a strategic move to streamline its margin brokerage operations, the Company has decided not to acquire Alchemy Markets DMCC (Alchemy UAE). Instead, all margin brokerage activities previously conducted by Alchemy UAE will be transferred to Alchemy Malta.

The Company’s acquisition involves purchasing shares of Alchemy UK and Alchemy Malta from Alchemy Prime Holdings Limited and its sole shareholder, Gope S. Kundnani. Mr. Kundnani is a related and affiliated party with a controlling interest in the Company, Alchemy UK and Alchemy Malta. As a result, the Company foresees a smooth and timely regulatory approval process for the change of ownership by the Financial Conduct Authority (FCA UK) and the Malta Financial Services Authority (MFSA).

Maintaining its position as a premier online trading and investment platform, the Company focuses on serving the European, Asian, and Australian markets. This strategic acquisition approach represents a significant milestone in the Company’s operational history. The Company’s management is dedicated to seamlessly integrating recent acquisitions into its proprietary technology infrastructure. This effort aims to realize cost synergies and elevate operational efficiencies.

Please visit our SEC filings or the Company’s website for more information on the full results, management’s plan, and the binding letter of intent.

Alchemy Markets Ltd. (previously known as NSFX Ltd.)

Alchemy Markets (the “Company”) is a limited liability company registered under the Companies Act, Cap — 386 of the Laws of Malta, with registration number C 56519. The Malta Financial Services Authority regulates Alchemy Markets with a License Number IS/56519. Alchemy Markets is authorized to deal on its account as a Category 3 licensed entity by the MFSA, receive and transmit orders for retail and professional clients, and hold and control clients’ money and assets. Alchemy Markets offers trading platform services in English, French, German, Italian, and Arabic, allowing customers to trade currencies, commodities, equities, and other derivatives in real time.

Alchemy Prime Limited

Alchemy Prime Limited is authorized and regulated by the Financial Conduct Authority, reference number 612233, in the UK. As an award-winning broker, Alchemy Prime has spent years building a deep liquidity network and investing in its pricing technology. Alchemy Prime’s experience and vast network of counterparties position it to deliver customized services to brokers, hedge funds, and other institutional clients in an efficient, low-cost environment. Alchemy Prime offers strong liquidity pools, global reach, exceptionally competitive commission rates, and leverage terms. The trading and registered address is Unit 1, 74 Back Church Lane, London E1 1LX, a company registered in England and Wales with Companies House, reference number 08698974.

AD Advisory Services Pty Ltd.

AD Advisory Services Pty Ltd. – AFSL No. 237058, an independent specialist dealer group, provides licensing solutions for select education and compliance-focused financial advisors & accountants. ADS’ dedicated management team is made up of qualified financial planners who service metro and regional practices around Australia.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a leading developer of regulatory-grade financial technology infrastructure designed to serve the future financial markets. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, CFDs, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

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FDCTech, Inc.

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www.fdctech.com

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Irvine, CA, 92618